Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

CoBiz Financial Inc.

We consent to the incorporation by reference in Registration Statements No. 333-177216 and 333-190361 on Form S-3 and Registration Statements No. 333-162109, 333-152639, 333-134512, 333-97903, 333-91458, 333-62404, and 333-55438 and 333-203616 on Form S-8 of  CoBiz Financial Inc. and Subsidiaries of our report dated February 12, 2016  relating to the consolidated financial statements of CoBiz Financial Inc. and Subsidiaries, and our report dated the same date relative to the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe Horwath LLP

Sherman Oaks, California

February 12, 2016